EXHIBIT 10.1


                         YOCREAM INTERNATIONAL, INC.

                         CHANGE OF CONTROL AGREEMENT

     This Change in Control Agreement (Agreement) is made and entered into on the date set forth below by and between Yocream International, Inc. (the Company) and John N. Hanna, the Companys Chief Executive Officer (the
CEO).

     WHEREAS, the Company and the CEO wish to memorialize this agreement to provide for the CEOs compensation in the event of a change of control of the Company;

     WHEREAS, the Company makes, markets, and sells frozen dessert, snack, and beverage items from its headquarters in Portland, Oregon;

     WHEREAS, the Company is aware that a change of control over the Company would likely result in the termination of the CEOs employment with the Company even though the CEO has faithfully executed the duties of his office to the Company; and

     WHEREAS, the Company wishes to protect the CEO from the consequences of an arbitrary change in control of the Company;

     NOW, THEREFORE, the parties have agreed on the following terms and conditions.

1. Change of Control Payment for Chief Executive Officer. Notwithstanding any other requirement regarding the determination and amount of compensation that shall be paid by the corporation to its officers, the CEO shall, upon the occurrence of a Triggering Event, have the option of unilaterally terminating his or her employment with the corporation within Twelve (12) months of the occurrence of the Triggering Event.
The CEO must exercise this option by providing written notice to the Board. If the CEO exercises this option and terminates his or her employment with the corporation, the Company shall, within Sixty (60) days of the exercise of such option, make a payment to the CEO in cash equal to two (2) times his or her annualized annual earnings from the corporation for the five (5) year period immediately preceding the Triggering Event (the Change of Control Payment). If the CEO is terminated by the Company within Twelve (12) months of the occurrence of the Triggering Event, the CEO shall have Thirty (30) days following the receipt of notice of his or her termination to exercise this option and the Company shall, within Sixty (60) days of the exercise of such option, make a distribution to the CEO of the Change in Control
Payment. Notwithstanding the preceding sentences, the amount of the Change of Control Payment shall be reduced to the extent necessary to avoid any excise tax that would be imposed on the Change in Control
Payment. For purposes of this Section, a Triggering Event is any acquisition by any one person (including, without limitation, a corporation, partnership, company, or other entity) or more than one person acting as a group, of stock of the corporation that represents more than Fifty Percent (50%) of the total fair market value or total voting power of the corporations stock. A Triggering Event is also any acquisition by any one person (including, without limitation, a corporation, partnership, company, or other entity) or more than one person acting as a group, of assets from the corporation that have a total fair market value equal to or greater than one-third of all of the corporations assets.

2. Term. This Agreement shall begin on the date entered into and shall have a five (5) year term, scheduled to expire on September 30, 2008, unless sooner terminated pursuant to the provisions of Paragraph 3, (Termination,) set forth below, or unless automatically renewed in accordance with Paragraph 4, (Renewal), set forth below.

3. Termination. This Agreement shall be terminated should the CEO voluntarily retire from his position as CEO with the Company or relinquish the position of CEO of the Company and take another position of employment with the Company. This Agreement shall also be terminated should the Company terminate the CEOs employment; however, should such termination occur within Twelve (12) months of a Triggering Event the termination of employment shall not terminate this Agreement. In no event shall the termination of this Agreement as permitted by this Section create a liability in any party to make a payment to the other party.

4. Renewal. This Agreement shall renew automatically for an additional five (5) year term unless the Board of Directors affirmatively votes within six (6) months prior to the scheduled expiration date not to renew this Agreement. Should the Board decide not to renew this Agreement, the Board shall use its good faith efforts to notify the CEO of this decision within five (5) business days.

5. No Restrictions on Post-Employment Compensation. The amount of the Change of Control Payment shall not be mitigated by any subsequent employment the CEO may obtain from any employer or any dividends or other distributions from the Company.

6. No Provisions for Forfeiture of Change of Control Payment. This Agreement does not contain any conditions of forfeiture of the Change of Control Payment.

7. Effect of Prior Agreements: This Agreement supersedes any prior agreement between the Company or any predecessor of the Company and the CEO, except that this Agreement shall not affect or operate to reduce any benefit or compensation inuring to the CEO of a kind elsewhere provided and not expressly provided for in this Agreement.

8. Settlement by Arbitration: Any claim or controversy that arises out of or relates to this Agreement or the breach of this Agreement shall be settled by arbitration in accordance with the rules of the American Arbitration Association. Judgment upon the award rendered may be entered in any court with jurisdiction.

9. Severability: If, for any reason, any provision of this Agreement is held invalid, all other provisions of this Agreement shall remain in effect. If this Agreement is held invalid or cannot be enforced, then to the full extent permitted by law any prior agreement between the Company (or any predecessor thereof) and the CEO shall be deemed reinstated as if this Agreement had not been executed.

10. Assumption of Agreement by Companys Successors and Assigns: This Agreement shall be binding upon and inure to the benefit of all of the parties and the parties respective successors, heirs, assigns, and legal representatives.

11. Oral Modification Not Binding: This instrument is the entire Agreement of the Company and the CEO. Oral modifications have no effect. The Agreement may be altered only by a written agreement signed by both parties to this Agreement.

12. Warrants: Each individual executing this Agreement on behalf of a partnership, corporation, or other entity warrants that such individual is authorized to do so and that this Agreement will constitute a legally binding obligation of such entity.

13. Counterparts: This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

14. Definition of Board of Directors: For purposes of this Agreement, Board or Board of Directors means either (a) individuals who on the date hereof constitute the Board of the Company, and (b) any new director who subsequently was nominated for election by a majority of the directors who held such office immediately prior to the Triggering Event.

Dated effective this 15th day of September, 2003.

                                    CHIEF EXECUTIVE OFFICER:



                                    By:    /s/  John N. Hanna
                                    -------------------------
                                    John N. Hanna


                                    COMPANY:

                                    By:   /s/ W. Douglas Caudell
                                    ----------------------------
                                    W. Douglas Caudell
                                    Chief Financial Officer